POWER OF ATTORNEY The undersigned hereby constitutes and appoints Brad Powers, General Counsel and/or Ryan Trytten, Manager of SEC Reporting, the undersigned’s true and lawful attorney-in-fact to: 1. Prepare, execute on behalf of the undersigned, and submit to the U.S. Securities and Exchange Commission (the “SEC”) any documents necessary or advisable to obtain EDGAR access codes enabling the undersigned to make electronic filings of reports with the SEC; and 2. Take any other action of any type whatsoever in connection with the foregoing which, in the opinion of the attorney-in-fact, may be legally required or in the best interest of the undersigned, it being understood that any documents executed by the attorney-in-fact on behalf of the undersigned pursuant to this power of attorney shall be in such form and contain such terms and conditions as the attorney-in-fact may approve in the attorney-in-fact’s discretion. The undersigned hereby grants to the attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever necessary or advisable to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that the attorney-in-fact, or the attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. IN WITNESS WHEREOF, the undersigned has executed this power of attorney on the 19th day of December, 2023. Pisit “Duke” Pitukcheewanont DocuSign Envelope ID: 74AEE042-6EB5-4430-B729-6FA6977E9BB6